Exhibit 10.18

2911 Zanker Road

San Jose, CA 95134 USA

Main +1 (408) 232-9200

Fax +1 (408) 456-2971

December 18, 2013

Mr. Ray Wallin

15288 Peach Hill Road

Saratoga, CA 95070

Dear Ray,

On behalf of NeoPhotonics Corporation, I am pleased to extend this offer of employment on the following terms:

Should you accept this offer, you will serve as Senior Vice President and Chief Financial Officer reporting to CEO, Tim Jenks. You will work at our facility located at 2911 Zanker Road, San Jose, CA 95134.  This is a full-time exempt position. Of course, NeoPhotonics may change your position, duties and work location from time to time at our discretion.  We would like you to begin work as soon as is reasonably practicable, but not later than January 6, 2014.  Our Board of Directors would elect you as an officer and appoint you as CFO upon our filing of our Q1-Q3 financial statements which we expect to be in January 2014.

Your starting compensation will be $10,961.54 bi-weekly, less payroll deductions and withholdings (annual rate of $285,000).  You will be paid bi-weekly, and you will be eligible for the following standard Company benefits:  medical, dental and vision insurance, short and long-term disability, business travel and life insurance coverage, flexible spending accounts, 401(k) plan participation, ESPP participation, paid personal time off and holidays.  The Company’s benefits are described in our Employee Handbook and the applicable Summary Plan Descriptions, which are available for your review.  The Company reserves the right to change compensation and benefits in its sole discretion.

You will participate in our annual executive bonus program (Variable Pay Plan), and we will recommend to the Compensation Committee of the Board of Directors that you be eligible for an on-target bonus payment of 40% of base salary paid during the financial year. Subject to the Compensation Committee’s determination of the bonus payment amounts based in part on achievement of corporate performance objectives, we typically pay the bonus by March 15 of the year following the completion of the target financial year.  You must be employed in good standing by NeoPhotonics at the scheduled payment time to be eligible to receive a bonus.

Subject to approval by the Compensation Committee of the Board of Directors, the Company shall recommend that you be granted the following equity awards:

i)

An option to purchase 75,000 shares under the 2010 Equity Incentive Plan (the “Plan”).  The Option shall have a per share exercise price equal to the fair market value of a share of NeoPhotonics common stock as determined by the Board as of the date of grant.  The Option will be governed by the terms and conditions of the Plan, and a stock option grant notice and stock option agreement to be issued to you. The stock option documents will provide that the Option shall be subject to four-year vesting schedule, with one quarter (1/4) of the shares subject to the Option vesting after you have completed one year of continuous service with the Company, and one-forty-eighth (1/48th) of the shares vesting for each full month of your continuous employment service thereafter.

ii)

An option to purchase 75,000 shares of performance stock options under the Plan. Briefly, these option shares will all vest as soon as the company share price is maintained at an average price of at least $15.00 for 20 trading days, subject to your continuous service.  The performance option will be governed by the terms and conditions of the Plan, and a stock option grant notice and stock option agreement to be issued to you.

iii)	25,000 Restricted Stock Units (RSU), which shall vest ratably on each anniversary of your employment over three, subject to your continuous service.

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As part of this offer of employment, we will include a formal ‘Severance Rights’ agreement.

As a NeoPhotonics employee, you will be expected to abide by all Company rules and regulations, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with the attached Confidentiality and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information.  As set forth in the Company’s Employee Handbook, NeoPhotonics does not tolerate the abuse or illegal use of controlled substances or alcohol by employees while on the Company’s premises, or during working hours.  The Company reserves the right, in its sole discretion, to implement a program of random, suspicionless drug testing, as may be required to ensure employee safety and/or fulfill the Company’s legal, contractual or other obligations.

As an executive officer, you will be considered a “Section 16 officer” and will be subject to provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.  You will also be subject to the Company’s policy on stock trading by directors, officers and other members of management.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.  By signing this agreement, you are confirming that you can perform your duties to NeoPhotonics within the guidelines just described.  You must also agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with your duties to the Company.  By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Normal working hours are from 8:00 a.m. to 5:00 p.m., Monday through Friday.  You may be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with NeoPhotonics at any time and for any reason whatsoever simply by notifying the Company.  Likewise, NeoPhotonics may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship cannot be changed except in a writing signed by a duly authorized Company officer.

This letter, together with the Confidentiality and Inventions Assignment Agreement and the Severance Rights Agreement, forms the complete and exclusive statement of your employment agreement with NeoPhotonics.  It supersedes any other agreements or promises made to you by anyone, whether oral or written.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a duly authorized officer of NeoPhotonics.  As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

Ray, we are very excited about the prospect of you joining the NeoPhotonics team.  We believe that NeoPhotonics offers its employees a unique, challenging and rewarding opportunity for personal, intellectual and professional growth.

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Please sign and date this letter, and return it to me by December 23, 2013, if you wish to accept employment at NeoPhotonics under the terms described above.  If you accept our offer, we would like you to inform of us your intended start date on or before January 6, 2014.  We look forward to your favorable reply and to a mutually profitable and enjoyable work relationship.

Yours very sincerely,

/s/ Ian Gray

Ian Gray

Vice President, Human Resources

NeoPhotonics Corporation

Attachment:  Employee Confidentiality and Inventions Assignment Agreement

Accepted:

/s/ Clyde R. Wallin	12/20/13
Ray Wallin	Date

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